Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated October 29, 2021, with respect to the financial statements of Caritas Therapeutics, LLC, included in the Registration Statement (Form S-4) and related Prospectus of ARYA Sciences Acquisition Corp IV for the registration of 19,186,500 shares of its common stock.

/s/ Ernst & Young LLP

Iselin, New Jersey
October 29, 2021